Exhibit 4.8
RED OAK MERGER CORPORATION

FIRST SUPPLEMENTAL INDENTURE
Dated as of July 1, 2008
Supplementing the Indenture, dated
as of June 4, 1997, among
Countrywide Home Loans, Inc.,
Countrywide Financial Corporation (formerly Countrywide Credit Industries, Inc.),
and
The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee.

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 1, 2008 (the “First Supplemental Indenture”), is made by and among RED OAK MERGER CORPORATION, a Delaware corporation (the “Corporation”), COUNTRYWIDE HOME LOANS, INC., a New York corporation (“Issuer”), COUNTRYWIDE FINANCIAL CORPORATION (formerly Countrywide Credit Industries, Inc.), a Delaware corporation (“Guarantor”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as Trustee (the “Trustee”) under the Indenture referred to herein.
W I T N E S S E T H:
     WHEREAS, Issuer, the Guarantor and the Trustee are parties to an Indenture dated as of June 4, 1997 (as amended and supplemented, the “Indenture”), providing for the issuance of Debt Securities;
     WHEREAS, there is outstanding under the terms of the Indenture one or more series of Debt Securities (the “Securities”);
     WHEREAS, Bank of America Corporation, Guarantor and the Corporation have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2008, pursuant to which Guarantor will merge with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation in the Merger;
     WHEREAS, the Merger is being consummated on July 1, 2008;
     WHEREAS, Section 10.1 of the Indenture provides that in the case of a merger of the Guarantor into any other corporation, the surviving corporation shall expressly assume by supplemental indenture all the obligations and covenants under the Securities and the Indenture to be performed and observed by the Guarantor;
     WHEREAS, Section 11.1(a) of the Indenture provides that Issuer and the Guarantor, with the authorization of their respective Boards of Directors, and the Trustee, may amend the Indenture without notice to or consent of any holders of the Securities to evidence the succession of another corporation to the Guarantor by merger and the assumption by the successor corporation of the obligations and covenants of the Guarantor under the Indenture;
     WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of Issuer, the Guarantor and the Corporation;
     WHEREAS, the Trustee has determined this First Supplemental Indenture is satisfactory to it in form; and
     WHEREAS, all things necessary to make this First Supplemental Indenture a valid indenture and agreement according to its terms have been done.

     NOW, THEREFORE, in consideration of these premises, Issuer, the Guarantor, the Corporation and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:
ARTICLE I
ASSUMPTION BY SUCCESSOR CORPORATION
AND SUPPLEMENTAL PROVISIONS
     SECTION 1.1 Assumption of the Guarantees.
     (a) The Corporation hereby represents and warrants that
     (i) it is a corporation organized and existing under the laws of the State of Delaware and is the surviving corporation in the Merger; and
     (ii) the execution, delivery and performance of this First Supplemental Indenture has been duly authorized by the Board of Directors of the Corporation.
     (b) The Corporation hereby expressly assumes the performance of all obligations under the Guarantees and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be kept or performed by the Guarantor.
     SECTION 1.2 Name. Effective July 1, 2008, the name of the Guarantor, as the successor corporation under the Indenture, shall be “Red Oak Merger Corporation.”
     SECTION 1.3 Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
ARTICLE II
MISCELLANEOUS
     SECTION 2.1 Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this First Supplemental Indenture by the Corporation, Issuer, the Guarantor and the Trustee and (ii) the effective time of the Merger, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     SECTION 2.3 Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

     SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.
     SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     SECTION 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 2.7 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
     SECTION 2.8 Addresses for Notice, etc., to the Corporation and Trustee. Any notice or demand which by any provisions of this First Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the holders of Securities to or on the Corporation may be given in the manner specified in the Indenture to the following address:
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
NC1-007-07-13
Corporate Treasury Division
Charlotte, North Carolina 28255
Telephone: (980) 387-3776
Facsimile: (980) 387-8794
Attention: B. Kenneth Burton, Jr.
Together with a copy to:
Bank of America Corporation
Legal Department
NC1-002-29-01
101 South Tryon Street
Charlotte, North Carolina 28255
Telephone: (704) 386-4238

Facsimile: (704) 386-1670
Attention: Teresa M. Brenner, Esq.
     SECTION 2.9 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 2.10 Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.
     SECTION 2.11 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     SECTION 2.12 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 2.13 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.
     SECTION 2.14 Trustee Not Responsible for Recitals. The recitals contained herein (other than the eighth recital) shall be taken as the statements of the Corporation, the Issuer and the Guarantor, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE CORPORATION:

Red Oak Merger Corporation

By:	/s/ Joe L. Price

Name:	Joe L. Price
Title:	Chief Financial Officer

GUARANTOR:

Countrywide Financial Corporation (formerly
Countrywide Credit Industries, Inc.)

By:	/s/ JENNIFER S. SANDEFUR

Name:	Jennifer S. Sandefur
Title:	Senior Managing Director, Treasurer

ISSUER:

Countrywide Home Loans, Inc.

By:	/s/ JENNIFER S. SANDEFUR

Name:	Jennifer S. Sandefur
Title:	Senior Managing Director, Treasurer

THE TRUSTEE:

The Bank of New York Mellon

By:	/s/ Rafael E. Miranda

Name:	Rafael E. Miranda
Title:	Vice President